FOR RELEASE February 3, 2009

Contact: Integrated Corporate Relations

Ashley M. Ammon

(203) 682-8200

Chindex International, Inc. to Participate in
UBS Global Healthcare Services Conference

Bethesda, Maryland – February 3, 2009 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of western healthcare products and services in the People’s Republic of China, today announced that the Company will attend the 2009 UBS Global Healthcare Services Conference, to be held at the Waldorf-Astoria in New York from February 9 to 11, 2009.

Management is currently scheduled to present at 10:00 am ET on Monday, February 9, 2009, and meet with institutional investors the same day.

A webcast of the presentation will be available on Chindex’s website http://ir.chindex.com/events.cfm.

For more details on the conference, please contact your UBS institutional sales representative.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, http://www.chindex.com and http://www.unitedfamilyhospitals.com.